SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 16, 2012

(Date of Report (Date of Earliest Event Reported))

EXTRA SPACE STORAGE INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-32269	20-1076777
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2795 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121

(Address of Principal Executive Offices)

(801) 365-4600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 8.01 OTHER EVENTS

On April 16, 2012, Extra Space Storage Inc. (the “Company”) entered into an underwriting agreement with Citigroup Global Markets Inc. (the “Underwriter”) pursuant to which the Company agreed to issue and sell to the Underwriter 7,000,000 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), plus up to an additional 1,050,000 shares of Common Stock pursuant to the Underwriter’s option to purchase additional shares, at a purchase price of $28.22 per share. The offering, including the additional shares sold pursuant to the Underwriter’s full exercise of its option, closed on April 20, 2012. Net proceeds of the offering were approximately $226.9 million after deducting the underwriting discount and estimated expenses.

The Company intends to use the net proceeds of this offering to fund in full the cash consideration for its acquisition of a 94.9% interest in ESS PRISA III LLC from Prudential Real Estate Investors (“PREI”), to repay a portion of the outstanding indebtedness under its secured lines of credit, to fund other potential acquisitions in the future and for other general corporate and working capital purposes.

The acquisition of PREI’s interest in the joint venture is subject to customary closing conditions. The Company intends to consummate the acquisition in July 2012; however, there can be no assurances that the acquisition will close on the terms described herein or at all.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) The following exhibits are filed herewith:

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of April 16, 2012, among the Company, Extra Space Storage LP and Citigroup Global Markets Inc.

5.1	Opinion of Venable LLP

23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2012	EXTRA SPACE STORAGE INC.

	By	/s/ Charles L. Allen
		Name:	Charles L. Allen
		Title:	Executive Vice President, Chief Legal
Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of April 16, 2012, among the Company, Extra Space Storage LP and Citigroup Global Markets Inc.

5.1	Opinion of Venable LLP

23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto)